Exhibit 19

Oracle Corporation Insider Trading Policy

(As last amended on April 14, 2026)

We expect you to comply with U.S. federal and state securities laws and any applicable local laws governing your transactions in Oracle or other company securities.

Application of this Policy

This Insider Trading Policy applies to: (1) all Oracle employees, worldwide, (2) Oracle’s non-employee directors, and (3) Immediate Family Members of employees and directors. For purposes of this policy, references to “employees” include all full- and part-time employees, temporary workers, consultants and contractors of Oracle and its subsidiaries.

“Immediate Family Members” include family members who reside with you (including any spouse, child, child away at college, stepchild, grandchild, parent, stepparent, grandparent, sibling or in-law), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Oracle securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Oracle securities, and any entity (including any trust, partnership, limited liability company or other legal entity) whose securities transactions you control, direct, or influence. You are responsible for making sure that any trades of securities by your Immediate Family Members and any such entities comply with this policy.

Legal Requirements and Liability Considerations

U.S. federal and state securities laws and regulations together with any applicable local laws prohibit you from using material, non-public company information (also called “inside information” or “MNPI”) for personal advantage and from disclosing this information to any other person before it is broadly available. You expose yourself and Oracle to civil and criminal liability if you or your Immediate Family Members trade in securities while you possess MNPI gained through your work at Oracle or if you provide others with inside information for their use in securities trading. Individuals can be liable under U.S. federal and state securities laws and regulations for civil penalties of up to three times the gain in any trade, including profits made and losses avoided, as well as criminal fines of up to $5 million and prison terms of up to 20 years. Additional penalties may be applicable in accordance with local laws.

No amount of shares or dollar value traded is too small to be subject to insider trading liability, and trades in indirect beneficially owned securities are also subject to insider trading liability. Be aware that regulatory organizations routinely investigate trading activity leading up to a significant change in a security’s price looking for signs of insider trading. The Securities and Exchange Commission (“SEC”) has repeatedly demonstrated that it takes insider trading and/or “tipping” (whether intentional or inadvertent) very seriously, and Oracle will actively cooperate with the SEC and other relevant authorities in investigating any such allegations, including any applicable local authorities in the country in which you are based. If you are investigated by the SEC or any other agency for insider trading, Oracle is under no obligation to pay for your attorneys’ fees or costs. Even the appearance of insider trading can lead to investigations or lawsuits that are time-consuming, can require you to incur significant expenses and can lead to criminal and civil exposure.

Inside information (or MNPI) is material non-public information.

Material information is any information -- positive or negative -- that a reasonable investor would consider important in the decision to buy, hold, or sell securities. Material information includes any information that could reasonably be expected to cause a change in the price of securities of Oracle or the securities of another company to which the information relates.

While it is not possible to create an exhaustive list of all events or types of information that may be deemed material, the following list includes several examples of information that may be considered material information:

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Financial performance and operating metrics, especially quarterly and year-end earnings, or significant changes in financial performance, operating metrics or liquidity (including guidance or forecasts relating to these types of information that may affect company-wide results);
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Potential or ongoing major mergers, acquisitions, joint ventures, divestures, tender offers, proxy fights or other strategic transactions;
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Award or cancellation of a major contract or strategic partnership, or the gain or loss of a substantial customer or supplier;

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Significant developments relating to Oracle’s products or services, including new products or services, major modifications, performance issues, defects, recalls or significant pricing changes;
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Key management changes;
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Changes in dividend or stock repurchase programs, offerings of securities or credit transactions;
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Restatements of previously reported financial results or material impairments, write-offs or material restructurings;
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Changes in auditors, knowledge about a qualification in an auditor’s opinion or attestations report, or any change in the ability to rely on auditor reports relating to prior financial statements;
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Actual or threatened significant litigation or investigations, or developments in or the resolution of such litigation or investigations; or
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Information or cyber security incidents, including those involving the security of customer data stored in the Oracle Cloud.

Non-public information is any information that has not been widely disseminated to the public, typically through the issuance of a press release, the making of an SEC filing, or through another broadly available form of dissemination. By contrast, information would likely be considered non-public if it is available only to Oracle’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once non-public information is widely disseminated, it will only be considered public information after the investing public has sufficient time to absorb the information. Generally, if you become aware of information that is both material and non-public, you must refrain from trading from the time you become aware of the inside information through the first full trading day after such inside information has been made public. For example, if Oracle issues a press release disseminating such inside information on Thursday, you must refrain from trading until after the stock market closes on Friday (effectively, Monday morning).

Trading includes, among other things, the purchase and sale of securities. If you wish to make a gift of securities (including to a charity), the gift will be considered “trading” for purposes of this policy and may only occur when you are not in possession of inside information and during an open window (if you are subject to “no trading” periods).

The following applies to Oracle equity plans:

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Stock Options:
o
Employees typically exercise their stock options through a sale to cover transaction where shares are sold to cover the exercise price and tax liability. This type of exercise involves a trade of securities and can only occur when you are not in possession of MNPI and during an open window (if you are subject to “no trading” periods).
o
Other exercise transactions (such as an exercise and hold where you pay the exercise price and tax liability with cash) that do not involve a trade may occur at any time, provided that you may only sell the vested shares when you are not in possession of MNPI and during an open window (if you are subject to “no trading” periods).
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Restricted Stock Units (“RSUs”) and other Oracle equity:
o
You may only sell shares you acquire upon vesting and release of an RSU (or any other securities Oracle may issue from time to time) when you are not in possession of MNPI and during an open window (if you are subject to “no trading” periods).
•
Employee Stock Purchase Plan (“ESPP”):
o
If you are eligible to enroll in Oracle’s ESPP, you may enroll at any time during an open enrollment period when you are not in possession of MNPI. Please note that employees in certain jurisdictions are not eligible to enroll in Oracle’s ESPP.
o
Purchases of Oracle securities under the ESPP are automatic and may be made when you are in possession of such information; however, you may only sell the shares you acquire in the ESPP when you are not in possession of inside information and during an open window (if you are subject to “no trading” periods).

Securities include common stock, bonds, employee stock options, futures, derivatives and other financial instruments. Investments in mutual funds, index funds and ETFs that are invested in a broad portfolio of companies, including Oracle securities, are not transactions subject to this policy.

General Guidelines

You may not trade in Oracle securities if you are aware of inside information.

Trading on inside information may include making a single purchase or sale, or engaging in a pattern of transactions that might appear to take advantage of inside information possessed by others at Oracle. No amount of shares or dollar value traded is too small to be subject to insider trading liability. Possessing inside information at the time of the trade—whether or not you actually use or rely on it—may be considered trading on inside information.

Keep inside information confidential at all times and do not “tip” inside information to anyone (including spouses and family members). Be particularly careful about communicating any information about Oracle to brokers and others involved in trading securities. Both “tippers” and “tippees” may be held liable for violating insider trading laws, and not knowing that someone will trade on inside information you provide is not a defense.

“No Trading” Periods

Oracle has established quarterly “no trading” periods that begin on the fifteenth day of the last month of each quarter (i.e., February 15, May 15, August 15 and November 15) and extend through the first full trading day after Oracle publishes its earnings press release for that quarter.

The following individuals and their Immediate Family Members are prohibited from trading Oracle securities during the quarterly “no trading” periods:

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All employees at the M8 (Senior Vice President) career level and above and their Executive Assistants
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All employees at the M5 (Senior Director) career level and above in the Finance, Legal, Tax and HQAPP* groups
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All employees in the Corporate Development group, regardless of level (The Corporate Development group manages and negotiates strategic transactions, including acquisitions, for Oracle. The Corporate Development group is distinct from Oracle’s engineering and product development groups.)
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All employees in the Corporate, Securities and Acquisitions group in Legal, regardless of level
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All employees in the CEO Office and all members of the Executive Management Committee, regardless of level
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All employees in the Investor Relations group, regardless of level
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Non-employee directors

___________

*The HQAPP group manages the approvals of certain Oracle business transactions.

After reviewing the above list, if you still have questions about whether the “no trading” period applies to you, please email insider_trading_policy_ww_grp@oracle.com.

In addition to the quarterly “no trading” periods, from time to time, Oracle may place additional employees and non-employee directors in a “no trading period” because of developments that have not yet been made available to the general public. Anyone who is notified that they have been placed in an ad hoc “no trading” period must immediately suspend trading in Oracle securities and other securities subject to this policy. In addition, a person subject to an ad hoc “no trading” period must not disclose to others the existence of the no trading period, as its existence may itself be MNPI.

You should be aware that even if the trading window “opens,” you may not trade if you are aware of MNPI.

Preclearance of Trades by Senior Executives and Directors

Outside of an approved Rule 10b5-1 trading plan as set forth below, members of Oracle’s Board of Directors, Executive Vice Presidents and above and certain persons who may be notified by the Chief Legal Officer’s designee from time to time, may not trade Oracle securities, even during an open trading window, without first having the transaction pre-cleared.

Speculative Transactions

We prohibit all employees and non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, short sales, puts, calls, options, collars, straddles, exchange/swap funds and other derivative securities) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities. In most instances, such transactions provide none of the benefits of traditional stock ownership, and, in the case of “short sales,” represent a wager against Oracle’s success. In other cases, entering into these types of transactions may increase the risk of a securities law violation and potentially alter your alignment with Oracle’s best interests (for example, by encouraging short-term thinking).

Notwithstanding the foregoing, senior executives at the M12 (President) career level and above may, in limited circumstances, request an exception to the prohibitions in this section. Any such request must be submitted in advance and is subject to the prior written approval of the Chief Legal Officer. No transactions may be undertaken unless and until such approval is obtained.

The prohibitions on speculative transactions do not apply to the exercise of any employee stock options granted by Oracle.

Margin Accounts and Pledging Oracle Securities

Employees subject to the No Trading Periods must also comply with Oracle’s Policy on Pledging Oracle securities (the “Pledging Policy”). With limited exceptions, the Pledging Policy prohibits applicable employees from holding Oracle securities in a margin account or otherwise pledging Oracle securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Employees subject to the No Trading Periods are subject to the Pledging Policy because such sales may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Oracle securities.

Rule 10b5-1 Trading Plans

Because our directors and senior officers have heightened exposure to securities litigation whenever they trade, Oracle permits members of the Board of Directors and Executive Vice Presidents and above to enter into Rule 10b5-1 trading plans provided the plans, including any modification, are reviewed and pre-cleared by the Chief Legal Officer’s designee. All other employees who, in the course of their Oracle responsibilities, regularly come into possession of MNPI may also enter into Rule 10b5-1 plans, but they must use Oracle’s pre-approved form and an Oracle-designated broker (currently Fidelity).

Rule 10b5-1 plans are written trading plans that must either specify the amount, pricing and timing of transactions in advance, include a written formula, algorithm or computer program for determining the amount, price and date of transactions or delegate discretion on these matters to an independent third party. Such plans must comply with the requirements of Rule 10b5-1, including requisite cooling off periods, be entered into during an open trading window (if applicable) and when the person entering the plan is not aware of MNPI. If properly used, trading plans that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and provide an affirmative defense to insider trading liability.

Because the insider no longer has discretion over a trade executed pursuant to a properly adopted Rule 10b5-1 trading plan, such trades are not subject to the prohibition on trading while in possession of inside information and are exempt from the no trading period restrictions.

Strategic Transactions

From time-to-time, Oracle evaluates possible strategic transactions with various companies. Individuals with knowledge of proposed strategic transactions will be provided with, and are expected to adhere to, Oracle’s Confidentiality Guidelines for Strategic Transactions. In accordance with the Confidentiality Guidelines for Strategic Transactions, such individuals may not trade in Oracle securities until they have obtained clearance from the appropriate attorney in the Corporate, Securities and Acquisitions Group (in addition to any other clearances they must obtain before trading in Oracle securities).

In addition, if the potential target of a strategic transaction is a publicly traded company, individuals with knowledge of the transaction may face personal liability (civil and criminal) if they either: (1) trade in the securities of the target or (2) share any information about the possible transaction and someone subsequently trades on that information. The only way to ensure that you avoid liability is to keep the fact that Oracle is considering the possible transaction completely confidential and not share this information with anyone who is not on the working group list for a particular transaction.

If you already own stock in the target company of a proposed strategic transaction of which you are made aware, you must advise the lead attorney working on the strategic transaction immediately.

Trading in Securities of Other Companies

This Insider Trading Policy also applies to trading in securities of other companies. You may not trade in the securities of another company while you possess inside information regarding that company gained through your work at Oracle or while you possess inside information regarding Oracle that could potentially affect the other company. You should keep inside information regarding other companies confidential at all times (including, where appropriate, even the fact that Oracle is engaged in discussions or negotiations with another company) and should not “tip” the inside information to anyone (including Immediate Family Members).

Consequences of Policy Violations

Compliance with this policy is a condition of your employment or service relationship with Oracle. If you violate this policy, even if such conduct does not violate the law, you may be subject to disciplinary action, up to and including termination of your employment or service relationship or any other remedial action that Oracle determines is appropriate in its sole discretion. These consequences are in addition to, and not in lieu of, any civil or criminal penalties that may be imposed by the SEC or other governmental authorities.

If you have any questions about this policy, please email insider_trading_policy_ww_grp@oracle.com.

Stuart Levey - Executive Vice President, Chief Legal Officer